Exhibit 10.1

TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

ALTRIA CORPORATE SERVICES, INC.

AND

KRAFT FOODS INC.

DATED AS OF MARCH 30, 2007

i

ARTICLE X	LIMITATION OF LIABILITY; INDEMNIFICATION	9

10.1. Limitation of Liability		9
10.2. Indemnification		9

ARTICLE XI	DISPUTE RESOLUTION	9

ARTICLE XII	MISCELLANEOUS	10

12.1. Original Services Agreement		10
12.2. Incorporation of Distribution Agreement Provisions		10
12.3. Governing Law		10
12.4. References		10
12.5. Notices		10

ii

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT, dated as of March 30, 2007 (as amended and supplemented pursuant to the terms hereof, this “Agreement”), is entered into by and between Altria Corporate Services, Inc., a New York corporation (“ALCS”), and Kraft Foods Inc., a Virginia corporation (“Kraft”).

WITNESSETH:

WHEREAS, ALCS currently provides certain services to Kraft and its wholly-owned subsidiaries pursuant to a Services Agreement, dated as of January 1, 2001, as amended (the “Original Services Agreement”); and

WHEREAS, Altria Group Inc., a Virginia corporation (“Altria”), and Kraft, have entered into a Distribution Agreement, dated as of January 31, 2007 (the “Distribution Agreement”), providing for, among other things, the distribution by Altria of its entire ownership interest in Kraft through a pro-rata distribution of all of the outstanding shares of Class A Common Stock of Kraft owned by Altria on the Distribution Date to the holders of Altria Common Stock pursuant to the terms and subject to the conditions of the Distribution Agreement (the “Distribution”); and

WHEREAS, ALCS and Kraft desire to enter into this Agreement to supercede the Original Service Agreement and to set forth the roles and responsibilities with regard to services to be provided by ALCS to Kraft for certain transition periods not to exceed twelve months following the Distribution.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

DEFINITIONS

Affiliate: with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, however, that for purposes of this Agreement, no member of either Group and no officer or director of any member of either Group shall be deemed to be an Affiliate of any member of the other Group.

ALCS: as defined in the preamble to this Agreement.

Altria: as defined in the recitals to this Agreement.

Altria Common Stock: the common stock, par value $0.33 1/3 per share, of Altria.

Altria Group: Altria and the Subsidiaries of Altria other than members of the Kraft Group.

Arbitration Act: the United States Arbitration Act, 9 U.S.C. §§ 1-16, as the same may be amended from time to time.

Business Day: any day other than a Saturday, a Sunday or a day on which banking institutions located in the Commonwealth of Virginia or the State of New York are authorized or obligated by Law or executive order to close.

Class A Common Stock: the Class A common stock, no par value, of Kraft.

Class B Common Stock: the Class B common stock, no par value, of Kraft.

Confidential Information: as defined in Section 8.1 hereof.

Distribution: as defined in the recitals to this Agreement.

Distribution Agreement: as defined in the recitals to this Agreement.

Distribution Date: the date on which the Distribution becomes effective.

Employee Costs: for each employee of ALCS performing the Transition Services, the salaries, fringe benefits, executive compensation benefits (if applicable) and depreciation/amortization of office equipment and software (if applicable) attributable to the employee, based on the ratio of ALCS’s estimate of the time spent by the employee on behalf of Kraft divided by the total time spent by the employee.

Employee Matters Agreement: as defined in Section 3.1 hereof.

Exhibits: as defined in Section 2.1 hereof.

Fees: as defined in Section 3.1 hereof.

Governmental Authority: any federal, state, local, foreign or international court, government, department, commission, board, bureau or agency, authority (including, but not limited to, any central bank or taxing authority) or instrumentality (including, but not limited to, any court, tribunal or grand jury) exercising executive, prosecutorial, legislative, judicial, regulatory or administrative functions of or pertaining to government or any other regulatory, administrative or governmental authority, including the NYSE.

Group: the Altria Group or the Kraft Group, as the context requires.

Kraft: as defined in the preamble to this Agreement.

Kraft Group: Kraft and the Kraft Subsidiaries.

Law: any federal, state or local statute, ordinance, regulation, code, license, permit, authorization, approval, consent, common law, legal doctrine, order, judgment, decree, injunction or requirement of any Governmental Authority or any order or award of any arbitrator, now or hereafter in effect.

Liabilities: means any and all claims, debts, liabilities, assessments, guarantees, assurances, commitments, obligations, fines, penalties, damages (whether compensatory, punitive, consequential, multiple or other), losses, disgorgements and obligations, of any kind, character or description (whether absolute, contingent, matured, not matured, liquidated, unliquidated, accrued, known, unknown, direct, indirect, derivative or otherwise) whenever arising, including, but not limited to, those arising under or in connection with any Law, and those arising under any contract, guarantee, commitment or undertaking, whether sought to be imposed by any Governmental Authority or arbitrator, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, and including all costs, expenses and interest relating thereto (including, but not limited to, all expenses of investigation, all attorneys’ fees and all out-of-pocket expenses in connection with any Action or threatened Action).

Losses: with respect to any Person, all losses, Liabilities, damages, claims, demands, judgments or settlements of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, including all costs and expenses (legal, accounting or otherwise as such costs are incurred) relating thereto, including punitive damages and criminal fines and penalties, but excluding damages in respect of actual or alleged lost profits, suffered by such Person, regardless of whether any such losses, Liabilities, damages, claims, demands, judgments, settlements, costs, expenses, fines and penalties relate to or arise out of such Person’s own alleged or actual negligent, grossly negligent, reckless or intentional misconduct.

Original Services Agreement: as defined in the preamble to this Agreement.

Parties: ALCS and Kraft (Party means either ALCS or Kraft).

Person: an individual, a partnership, a joint venture, a corporation, a trust, a limited liability company, an unincorporated organization, or a government or any department or agency thereof.

Records: as defined in Section 2.4 hereof.

Representatives: as defined in Section 4.1 hereof.

Subsidiary: with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of members to the board of directors or similar governing body; provided, however, that for purposes of this Agreement, (1) the Kraft Subsidiaries shall be deemed to be Subsidiaries of Kraft and (2) no member of the Kraft Group shall be deemed to be a Subsidiary of any member of the Altria Group.

Transition Services (or “Services”): as defined in Section 2.1 hereof.

Transition Period: as defined for each Service in the appropriate Exhibit.

ARTICLE II

SERVICES TO BE PROVIDED

2.1.    Exhibits.

 (a)        Exhibits 1 through 6 (collectively, the “Exhibits”) attached to and made a part of this Agreement describe the services to be provided by ALCS to Kraft and one or more members of the Kraft Group, as designated from time to time by Kraft (the “Transition Services” or “Services”). The Parties have made a good faith effort as of the date hereof to identify each Transition Service and to complete the content of the Exhibits accurately. It is anticipated that the Parties will modify the Transition Services from time to time. In that case or to the extent that any Exhibit is incomplete, the Parties will use good faith efforts to modify the Exhibits. There are certain terms that are specifically addressed in the Exhibits attached hereto that may differ from the terms provided hereunder. In those cases, the specific terms described in the Exhibits shall govern that Transition Service.

 (b)        The Parties may also identify additional Services that they wish to incorporate into this Agreement. The Parties will create additional Exhibits setting forth the description of such Services, the Fees for such Services and any other applicable terms.

2.2.    Independent Contractors.

ALCS will provide the Transition Services either through its own resources, through the resources of its subsidiaries or Affiliates, or by contracting with independent contractors as agreed hereunder. To the extent that ALCS decides to provide a Transition Service through an independent contractor in the future, ALCS shall consult with and obtain the prior approval of Kraft, which approval shall not be unreasonably withheld.

2.3.    Standard of Care.

In providing the Transition Services hereunder, ALCS will exercise the same degree of care as it has historically exercised in providing such Transition Services to its Affiliates prior to the date hereof, including at least the same level of quality, responsiveness and timeliness as has been exercised by ALCS with respect to such Transition Services.

2.4.    Records.

ALCS shall keep full and detailed records dealing with all aspects of the Transition Services performed by it hereunder (the “Records”) and:

 (a)        shall provide access to the Records to Kraft at all reasonable times; and

 (b)        shall maintain the Records in accordance with good record management practices and with at least the same degree of completeness and care as it maintains for its other similar business interests.

ARTICLE III

FEES

3.1.    General.

Kraft will pay to ALCS a fixed fee for each Transition Service as set forth in the attached Exhibits (collectively, the “Fees”). The Fees constitute full compensation to ALCS for all charges, costs and expenses incurred by ALCS on behalf of Kraft in providing the Services, unless otherwise specifically provided in the Exhibits. Notwithstanding the terms of any of the Exhibits, the Fees for each Transition Service shall be reduced by any amounts Kraft is required to pay pursuant to Section 3.1(e) of the Employee Matters Agreement (the “Employee Matters Agreement”), dated as of even date herewith, between Kraft and Altria, with respect to any person who provides Services under this Agreement and thereafter becomes a Kraft Transferee (as defined in the Employee Matters Agreement). Except as specifically provided herein or in the Exhibits, or as subsequently agreed by Kraft and ALCS, Kraft will not be responsible to ALCS or any independent contractor retained by ALCS, for any additional fees, charges, costs or expenses relating to the Services, unless such additional fees, charges, costs or expenses are a direct result of Kraft’s unilateral deviation from the scope of the services defined in the Exhibits.

3.2.    Payments.

ALCS will deliver to Kraft, no later than five days following the last day of each month, an invoice for the aggregate Fees incurred for that month. Kraft will pay to ALCS monthly no later than the third Wednesday of the following month, the aggregate Fees incurred during the previous month.

ARTICLE IV

REPRESENTATIVES

4.1.    Representatives.

 (a)        The Controller of Altria and the Controller of Kraft will serve as administrative representatives (“Representative(s)”) of ALCS and Kraft, respectively, to facilitate day-to-day communications and performance under this Agreement. Each Party may treat an act of a Representative of the other Party as being authorized by such other Party. Each Party may replace its Representative by giving written notice of the replacement to the other Party.

 (b)        No additional Exhibits, modifications to existing Exhibits, or amendments to this Agreement shall be effective unless and until executed by the Representatives of each of ALCS and Kraft.

ARTICLE V

THIRD PARTY AGREEMENTS

To the extent that it is not practicable to have Kraft as the contracting Party for a third party obligation, ALCS, with respect to all Services supplied by ALCS or contracted for by ALCS on behalf of Kraft, shall use commercially reasonable efforts to cause all such third party contracts to extend to and be enforceable by Kraft, or to assign such contracts to Kraft. In the event that such contracts are not extendable or assignable, ALCS shall act as agent for Kraft in the pursuit of any claims, issues, demands or actions against such third party provider at Kraft’s expense. Kraft will indemnify ALCS for any liability under third party contracts arising directly out of the acts or omissions of Kraft.

ARTICLE VI

AUTHORITY; INFORMATION; COOPERATION; CONSENTS

6.1.    Authority.

Each Party represents to the other Party that:

 (a)        it has the requisite corporate authority to enter into and perform this Agreement;

 (b)        its execution, delivery and performance of this Agreement have been duly authorized by all requisite corporate action on its behalf;

 (c)        this Agreement is enforceable against it; and

 (d)        it has obtained all consents or approvals of Governmental Authorities and other Persons that are conditions to its entering into this Agreement.

6.2.    Information Regarding Transition Services.

Each Party shall make available to the other Party any information required or reasonably requested by that other Party regarding the performance of any Service and shall be responsible for timely providing that information and for ensuring the accuracy and completeness of that information; provided, however, that a Party shall not be liable for not providing any information that is subject to a confidentiality obligation owed by it to a Person other than an Affiliate of it or the other Party. ALCS shall not be liable for any impairment of any Service caused by ALCS not receiving information from Kraft, either timely or at all, or by its receiving inaccurate or incomplete information from Kraft, in each case that is required or reasonably requested regarding that Service.

6.3.    Cooperation.

The Parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such good faith cooperation will include providing electronic access to systems used in connection with Services and using commercially reasonable efforts to obtain all consents, licenses, sublicenses or approvals necessary to permit each Party to perform its obligations. The Parties will cooperate with each other in making such information available as needed in the event of any and all internal or external audits, whether in the United States or any other country. If this Agreement is terminated in whole or in part, the Parties will cooperate with each other in all reasonable respects in order to effect an efficient transition and to minimize the disruption to the business of both Parties, including the assignment or transfer of the rights and obligations under any contracts.

6.4.    Further Assurances.

Each Party shall take such actions, upon request of the other Party and in addition to the actions specified in this Agreement, as may be necessary or reasonably appropriate to implement or give effect to this Agreement.

ARTICLE VII

AUTHORITY AS AGENT

ALCS is hereby authorized to act as agent for Kraft for the purpose of performing Services hereunder and as is necessary or desirable to perform such Services. Kraft will execute and deliver or cause the appropriate member of the Kraft Group to execute and deliver to ALCS any document or other evidence which may be reasonably required by ALCS to demonstrate to third parties the authority of ALCS described in this Article VII.

ARTICLE VIII

CONFIDENTIAL INFORMATION

8.1.    Definition.

For the purposes of this Agreement, “Confidential Information” means non-public information about the disclosing Party’s or any of its Affiliates’ business or activities that is proprietary and confidential, which shall include, without limitation, all business, financial, technical and other information, including software (source and object code) and programming code, of a Party or its Affiliates marked or designated “confidential” or “proprietary” or by its nature or the circumstances surrounding its disclosure should reasonably be regarded as confidential. Confidential Information includes not only written or other tangible information, but also information transferred orally, visually or electronically or by any other means. Confidential Information will not include information that (i) is in or enters the public domain without breach of this Agreement, or (ii) the receiving Party lawfully receives from a third party without restriction on disclosure and, to the receiving Party’s knowledge without breach of a nondisclosure obligation.

8.2.    Nondisclosure.

Each of ALCS and Kraft agree that (i) it will not disclose to any third party or use any Confidential Information disclosed to it by the other except as expressly permitted in this Agreement, and (ii) it will take all reasonable measures to maintain the confidentiality of all Confidential Information of the other Party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar type and importance.

8.3.    Permitted Disclosure.

Notwithstanding the foregoing, each Party may disclose Confidential Information (i) to the extent required by a court of competent jurisdiction or other Governmental Authority or otherwise as required by Law, including without limitation disclosure obligations imposed under the federal securities laws, provided that such Party has given the other Party prior notice of such requirement when legally permissible to permit the other Party to take such legal action to prevent the disclosure as it deems reasonable, appropriate or necessary, or (ii) on a “need-to-know” basis under an obligation of confidentiality to its consultants, legal counsel, Affiliates, accountants, banks and other financing sources and their advisors.

8.4.    Ownership of Confidential Information.

All Confidential Information supplied or developed by either Party shall be and remain the sole and exclusive property of the Party who supplied or developed it.

ARTICLE IX

TERM AND TERMINATION

9.1.    Term.

This Agreement shall remain in effect until such time as it has been terminated as to all Transition Services in accordance with Section 9.2 hereof.

9.2.    Termination.

Either Party may terminate this Agreement without cause with respect to one or more Services under this Agreement by providing three months’ written notice to the other Party or as otherwise agreed between the Parties hereto; provided that the Services set forth in Exhibit 5 hereto shall not terminate before December 31, 2007.

9.3.    Termination Assistance Services.

ALCS agrees that, upon termination of this Agreement or any of the Services set forth in the Exhibits, ALCS will cooperate in good faith with Kraft to provide Kraft (or its designee) with reasonable assistance to make an orderly transition from ALCS to another supplier of the Services. Transition assistance services shall include the following:

 (a)        developing a transition plan with assistance from Kraft or its designee;

 (b)        providing training to Kraft personnel or its designee’s personnel to perform Services; and

 (c)        organizing and delivering to Kraft records and documents necessary to allow continuation of the Services, including delivering such materials in electronic forms and versions as requested by Kraft.

ARTICLE X

LIMITATION OF LIABILITY; INDEMNIFICATION

10.1.    Limitation of Liability.

Except as may be provided in Section 10.2 below and Article V above, ALCS and its Affiliates (each, an “ALCS Party”) shall not be liable to any member of the Kraft Group and its respective Affiliates (each, a “Kraft Party”) and each Kraft Party shall not be liable to any ALCS Party, in each case, for any Losses of a Kraft Party or an ALCS Party arising in connection with this Agreement and the Services provided hereunder.

10.2.    Indemnification.

 (a)        ALCS shall indemnify, defend and hold harmless each of the Kraft Parties from and against all Losses, of any kind or nature, (i) incurred by a Kraft Party or (ii) of third parties unrelated to any Kraft Party, in each case caused by or arising in connection with the gross negligence or willful misconduct of any employee of ALCS in connection with the performance of the Services, except to the extent that the Losses were caused directly or indirectly by acts or omissions of any Kraft Party. Notwithstanding the foregoing, ALCS shall not be liable for any special, indirect, incidental, or consequential damages relating to such claims. Any Liability incurred by ALCS pursuant to this Agreement on or after the Distribution Date shall be deemed to be an Altria Group Liability for purposes of Article III of the Distribution Agreement.

 (b)        Kraft shall indemnify, defend and hold harmless each of the ALCS Parties from and against all Losses of any kind or nature, (i) incurred by an ALCS Party or (ii) of third parties unrelated to any ALCS Party, in each case caused by or arising in connection with the gross negligence or willful misconduct of any employee of Kraft in connection with Kraft’s performance under this Agreement, except to the extent that Losses were caused directly or indirectly by acts or omissions of any ALCS Party. Notwithstanding the foregoing, Kraft shall not be liable for any special, indirect, incidental, or consequential damages relating to such claims. Any Liability incurred by Kraft pursuant to this Agreement on or after the Distribution Date shall be deemed to be a Kraft Group Liability for purposes of Article III of the Distribution Agreement.

ARTICLE XI

DISPUTE RESOLUTION

The Parties, or if the Parties are unable to resolve any service or performance issues or if there is a material breach of this Agreement that has not been corrected within thirty (30) days of receipt of notice of such breach, the Controller and CFO of Kraft, on behalf of Kraft, and the Treasurer and Controller of Altria, on behalf of ALCS, will meet promptly to review and resolve those issues in good faith.

ARTICLE XII

MISCELLANEOUS

12.1.    Original Services Agreement.

This Agreement terminates and supersedes the Original Services Agreement, which shall have no further force and effect following the effectiveness of this Agreement.

12.2.    Incorporation of Distribution Agreement Provisions.

The following provisions of the Distribution Agreement are hereby incorporated herein by reference, and unless otherwise expressly specified herein, such provisions shall apply as if fully set forth herein (references in this Section 12.2 to an “Article” or “Section” shall mean Articles and Sections of the Distribution Agreement, and except as expressly set forth below, references in the material incorporated herein by reference shall be references to the Distribution Agreement): Article III (relating to Mutual Releases and Indemnification); Article IV (relating to certain Additional Covenants); Article V (relating to Access to Information); and Article IX (relating to Miscellaneous).

12.3.    Governing Law.

To the extent not preempted by applicable federal law, this Agreement shall be governed by, construed and interpreted in accordance with the laws of the Commonwealth of Virginia (other than the laws regarding the choice of laws and conflict of laws as to all matters), including matters of validity, construction, effect, performance and remedies provided, however, that the Arbitration Act shall govern the matters described in Article X.

12.4.    References.

Except as provided in Section 12.2 hereof all references to Sections, Articles or Exhibits contained herein mean Sections, Articles or Exhibits of or to this Agreement, as the case may be, unless otherwise stated.

12.5.    Notices.

All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given one day after being delivered personally or by messenger or being received via telecopy, telex or other electronic transmission, or two days after being sent by overnight delivery service, in all cases addressed to the person for whom it is intended at the addresses as follows:

If to ALCS:

Controller, Altria Group, Inc.

120 Park Avenue

New York, NY 10017

If to Kraft:

Controller, Kraft Foods Inc.

Three Lakes Drive

Northfield, IL 60093

or to such other address as a Party shall have designated by notice in writing to the other Party in the manner provided by this Section 12.5.

IN WITNESS WHEREOF, the Parties have signed this Agreement on the date first set forth above.

ALTRIA CORPORATE SERVICES, INC.

By:	/S/ MICHAEL A. WRIGHT

Name: Michael A. Wright

Title: President
KRAFT FOODS INC.

By:	/S/ IRENE B. ROSENFELD

Name: Irene B. Rosenfeld

Title: Chief Executive Officer

EXHIBIT 1

CORPORATE AFFAIRS SERVICES

I	SPECIFIC TRANSITION SERVICES

A.	GOVERNMENT AFFAIRS

•	Lease of office space for Government Affairs in the Washington DC location for no more than twelve months from March 30, 2007.

II	SERVICE FEES

•

The Fee payable for corporate affairs transition services shall include the monthly rent of $69,610.00, based upon the ratio of the number of Kraft employees utilizing the leased space divided by total occupants of the leased space times the monthly rent and expenses.

1.1

EXHIBIT 2

TREASURY SERVICES

I	SPECIFIC TRANSITION SERVICES

A.	RISK MANAGEMENT

•	Consultation, as requested by Kraft, on insurance renewals through November 1, 2007.

•

Maintenance of and access to insurance claims data in connection with the agreement between CS STARS LLC and ALCS, originally executed October 1, 2001. The estimated completion date for such services is no later than October 1, 2007.

B.	BENEFIT INVESTMENTS

•	Consultation, as requested by Kraft, on administration of benefit trusts for a period of up to six months after spin-off date.

II	SERVICE FEES

The Fee payable for the treasury transition services for 2007 is based on the following:

Risk Management & Benefits Investments. The Fee will include: (i) the relevant Employee Costs associated with consultation time when requested; (ii) a management fee equal to 5% of the aggregate amount calculated pursuant to (i); and (iii) third-party expenses, including travel and entertainment and consulting fees incurred on behalf of Kraft by ALCS.

2.1

EXHIBIT 3

FINANCIAL CONSOLIDATIONS & REPORTING

I	SPECIFIC TRANSITION SERVICES

A.	FINANCIAL CONSOLIDATIONS AND REPORTING

•	Review, as requested by Kraft prior to filing, any Kraft SEC filings in progress at the Distribution Date.

II	SERVICE FEES

The Fee payable for the financial consolidations and reporting transition services for 2007 shall include: (i) the relevant Employee Costs associated with consultation time when requested; (ii) a management fee equal to 5% of the aggregate amount calculated pursuant to (i); and (iii) third-party expenses, including travel and entertainment, consulting fees and printing costs incurred on behalf of Kraft by ALCS.

3.1

EXHIBIT 4

INTERNAL AUDIT SERVICES

I	SPECIFIC TRANSITION SERVICES

•	Lease of office space in the United Kingdom (5 Thameside Centre, Kew Bridge Road, London, TW8 0HF) until the completion of Kraft’s move to Zurich, Switzerland, estimated by June 30, 2007.

II	SERVICE FEES

The Fee payable for the internal audit transition services for 2007 shall include: (i) the pro rata amount of annual rent of $504,700 (GBP 272,800), based upon the number of months Kraft employees occupy the London office space; (ii) the pro rata amount of building services costs of $263,700 (GBP 142,500), based upon the number of months Kraft employees occupy the London office space; and (iii) lease breakage fee, if any.

4.1

EXHIBIT 5

INFORMATION TECHNOLOGY SERVICES

I	SPECIFIC TRANSITION SERVICES

A.

Global applications required by Kraft for business continuity (i.e. Global Treasury and Global Network Services) will continue normal operations and provide current services until the completion of Kraft’s migration to EDS. The estimated completion date for all services is no later than December 31, 2007.

B.

Separation of global applications, as identified in the current Business Restructure of Systems and Services (“Project BRASS”) that have been agreed by ALCS and Kraft, will incur costs until the full completion of Project BRASS, which will be refined by ALCS and Kraft to ensure that the appropriate priorities are established to achieve a completion date by December 31, 2007.

C.

ALCS Contracts Consulting services related to negotiation of separate enterprise contracts between Kraft and major information technology vendors, including but not limited to AT&T, IBM, Oracle, Microsoft and SAP, including the following actions:

–	Continue to communicate to suppliers Altria’s intent to separate global contracts and subsequently receive written consents from the suppliers.

–	Track progress and inform Kraft management of any potential service issues, cost impact or major contractual challenges.

–	Ensure written closure, including contractual sign-off with suppliers.

In the event that Altria and Kraft do not complete all required negotiations by December 31, 2007 and Kraft is still operating certain software under an ALCS licensee, any third party fee incurred by Altria for this continuation of service will be passed on to Kraft for appropriate settlement.

5.1

II	SERVICE FEES

The Fee payable for the information technology transition services for 2007 shall be based on the following:

Global Applications & Network Services. The Fee will include: (i) the relevant Employee Costs; (ii) a management fee equal to 5% of the aggregate amount calculated pursuant to (i); and (iii) third-party expenses, including travel and entertainment and printing costs, incurred on behalf of Kraft by ALCS. Direct pass through on any direct charge, i.e.; circuit charges, routers or monitoring that is currently provided by ALCS or its contracted third party. This would also include any maintenance and licensee fee required to maintain Kraft operations until appropriate separation can be achieved.

Information Technology Contracts Consulting. The Fee shall include: (i) Kraft’s charges under each information technology contract (primarily AT&T, IBM, Oracle, Microsoft and SAP contracts), (collectively, the “IT Contracts”), allocated by usage under the IT Contracts as provided by the service provider; (ii) the relevant Employee Costs; (iii) a management fee of 5% of the aggregate amount calculated pursuant to (ii); and (iv) third-party expenses, including travel and entertainment and printing costs, incurred on behalf of Kraft by ALCS.

5.2

EXHIBIT 6

MISCELLANEOUS SERVICES

I.	SPECIFIC TRANSITION SERVICES

•	COMPLIANCE

–	Continued operations under outstanding ALCS agreements with helpline service vendors until no later than May 15, 2007.

–	ALCS Contracts Consulting services, if requested by Kraft, related to negotiation of separate contracts between Kraft and helpline service vendors.

II.	SERVICE FEES

•

The Fee payable for compliance transition services for 2007 shall include: (i) Kraft’s charge under each helpline services contract (if paid by ALCS); (ii) the relevant Employee Costs, if any; (iii) a management fee of 5% of the aggregate amount calculated pursuant to (ii); and (iv) any third-party expenses, incurred on behalf of Kraft by ALCS.

6.1